     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998



                                                      REGISTRATION NO. 333-48891

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                     TRANS WORLD ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                           NEW YORK                                                       14-1541629
               (State or other jurisdiction of                                         (I.R.S. Employer
                incorporation or organization)                                       Identification No.)

                              --------------------

                              38 CORPORATE CIRCLE
                             ALBANY, NEW YORK 12203
                                 (518) 452-1242
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                               ROBERT J. HIGGINS
   PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS
                     TRANS WORLD ENTERTAINMENT CORPORATION
                              38 CORPORATE CIRCLE
                             ALBANY, NEW YORK 12203
                                 (518) 452-1242
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

                                   COPIES TO:

                  WILLIAM M. HARTNETT                                    RICARDO A. MESTRES, JR.
                CAHILL GORDON & REINDEL                                    SULLIVAN & CROMWELL
                    80 PINE STREET                                          125 BROAD STREET
               NEW YORK, NEW YORK 10005                                 NEW YORK, NEW YORK 10004
                    (212) 701-3000                                           (212) 558-4000

                              --------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              --------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                                 PROPOSED
                                                                             PROPOSED            MAXIMUM
                                                                             MAXIMUM            AGGREGATE           AMOUNT OF
           TITLE OF SHARES TO BE                    AMOUNT TO BE          OFFERING PRICE         OFFERING          REGISTRATION
                 REGISTERED                          REGISTERED           PER SHARE (1)           PRICE                FEE
Common Stock, par
  value $.01 per share......................      4,025,000 shares            $28.59           $115,090,850          $39,686

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq National Market on March 26, 1998.
                              --------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth the expenses payable by the Company, other than underwriting discounts and commissions, in connection with the proposed sale of Common Stock covered hereby:


SEC Registration Fee.............................................  $  39,686
NASD Filing Fee..................................................     12,072
Printing and Engraving...........................................    175,000
Legal Fees and Expenses..........................................    150,000
Accounting Fees and Expenses.....................................     50,000
Blue Sky Fees and Expenses.......................................      7,000
Transfer Agent and Registrar Fees and Expenses...................     10,000
Miscellaneous....................................................    200,242
                                                                   ---------
    Total........................................................  $ 644,000


    The foregoing, except for the SEC Registration Fee and the NASD Filing Fee, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, if the director or officer "acted, in good faith, for a purpose which be reasonably believed to be in . . . the best interests of the corporation" and, in the case of criminal actions, "had no reasonable cause to believe that his conduct was unlawful." Statutory indemnification may not be provided in derivative actions in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

    As contemplated by BCL Section 721, the Company's By-Laws, as amended on March 31, 1987, provide a broader basis for indemnification in accordance with and as permitted by BCL Article 7.

    Section 6.6 of the By-Laws of the Company provides as follows:

    SECTION 6.6 INDEMNIFICATION.

        Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceedings, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred in connection with such action or proceedings, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceedings unless the Corporation has given its prior consent to such settlement or other disposition.

        The Corporation shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorney's fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who arc similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

        Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

        Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

        The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

        The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

        In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

        For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term "Corporation" shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions."

    See section 8 of the Underwriting Agreement, filed as Exhibit 1 hereto, pursuant to which the Underwriter agrees to indemnify the Selling Shareholder and Corporation, its directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS


  EXHIBIT
    NO.
-----------

        1.   Proposed form of Underwriting Agreement.*

        5.   Opinion of Cahill Gordon & Reindel.*

      23.1   Consent of KPMG Peat Marwick LLP.**

      23.2   Consent of Cahill Gordon & Reindel (included in opinion filed as Exhibit 5).*

       25.   Power of Attorney**


------------------------

*   Filed herewith


**  Filed previously


ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on April 23, 1998.


                                TRANS WORLD ENTERTAINMENT CORPORATION

                                By:            /s/ ROBERT J. HIGGINS
                                     -----------------------------------------
                                                 Robert J. Higgins
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board,         April 23, 1998
    /s/ ROBERT J. HIGGINS         President, Chief
------------------------------    Executive Officer, and a
     (Robert J. Higgins)          Director

    /s/ JOHN J. SULLIVAN*       Chief Financial Officer**      April 23, 1998
------------------------------
      (John J. Sullivan)

   /s/ MATTHEW H. MATARASO*     Secretary and a Director       April 23, 1998
------------------------------
    (Matthew H. Mataraso)

  /s/ CHARLOTTE G. FISCHER*     Director                       April 23, 1998
------------------------------
    (Charlotte G. Fischer)

    /s/ GEORGE W. DOUGAN*       Director                       April 23, 1998
------------------------------
      (George W. Dougan)

      /s/ ISAAC KAUFMAN*        Director                       April 23, 1998
------------------------------
       (Isaac Kaufman)

  /s/ DR. JOSEPH G. MORONE*     Director                       April 23, 1998
------------------------------
    (Dr. Joseph G. Morone)

      /s/ DEAN S. ADLER*        Director                       April 23, 1998
------------------------------
       (Dean S. Adler)




*By:    /s/ ROBERT J. HIGGINS
      -------------------------
         (Robert J. Higgins
         as attorney-in-fact
           April 23, 1998)

------------------------


**  Chief accounting and principal financial officer.

                               INDEX TO EXHIBITS


                                                                                                               SEQUENTIAL
  EXHIBIT                                                                                                         PAGE
    NO.                                                                                                          NUMBER
-----------                                                                                                -------------------

        1.   -- Proposed form of Underwriting Agreement.*

        5.   -- Opinion of Cahill Gordon & Reindel.*

      23.1   -- Consent of KPMG Peat Marwick LLP.**

      23.2   -- Consent of Cahill Gordon & Reindel (included in opinion filed as Exhibit 5).*

       25.   -- Power of Attorney.**


------------------------

*   Filed herewith


**  Filed previously